Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AECOM TECHNOLOGY CORPORATION

AECOM Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolution was duly adopted by unanimous vote of the Board of Directors of the Corporation on November 20, 2014, proposing the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Board declares it advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation to change the Corporation name to “AECOM”.

FURTHER RESOLVED, that Board hereby approves the preparation and filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) to effect the name change of the Corporation.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute, deliver and file the Certificate of Amendment with the Secretary of State of Delaware and to pay any fees related to such filing.

SECOND: That the Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended said Article shall read as follows:

“FIRST: The name of the Corporation is AECOM.  The Corporation was originally incorporated under the name The Riley Company, and the original

Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 31, 1980.”

THIRD: The aforesaid amendment to the Certificate of Incorporation will take effect on the 5th day of January, 2015.

FOURTH: The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 5th day of January, 2015.

AECOM Technology Corporation

By:	/s/ David Y. Gan
Name: David Y. Gan
Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary